UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary proxy statement.
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☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material pursuant to § 240.14a-11(c) of § 240.14a-12.

UniTek Global Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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UNITEK GLOBAL SERVICES, INC.
1777 Sentry Parkway West
Gwynedd Hall Suite 202
Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 23, 2012

The 2012 ANNUAL MEETING of the stockholders of UniTek Global Services, Inc., a Delaware corporation (the “Company”), will be held at our Nexlink Global Services office located at 18-01 Pollitt Drive, Fair Lawn, NJ 07410, on May 23, 2012 at 8:30 A.M., local time, for the following purposes:

1.	To elect four Class I directors to hold office until the Annual Meeting of Stockholders to be held in 2015, and until their successors are duly elected and qualified;
2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers;
3.	To hold an advisory vote regarding the frequency of future advisory votes on compensation of the Company’s named executive officers;
4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012; and
5.	To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on April 9, 2012 as the record date for the meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

By Order of the Board of Directors,

Kyle M. Hall
Secretary

Blue Bell, Pennsylvania
April 19, 2012

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return your proxy in the envelope provided. Doing so will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

UNITEK GLOBAL SERVICES, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2012

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of UniTek Global Services, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2012 Annual Meeting of Stockholders (the “Meeting”) to be held at our Nexlink Global Services office located at 18-01 Pollitt Drive, Fair Lawn, NJ 07410 on May 23, 2012 at 8:30 A.M., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to stockholders of the Company on or about April 19, 2012. Only stockholders of record at the close of business on April 9, 2012 (the “Record Date”) shall be entitled to notice of and to vote at the Meeting.

If the enclosed proxy is properly executed and received by the Company prior to voting at the Meeting, the shares of our common stock, $0.00002 par value per share, of the Company (the “Common Stock”) represented thereby will be voted in accordance with the directions marked thereon. In the absence of directions, the shares of our Common Stock represented by the enclosed proxy will be voted FOR the nominees of the Board of Directors in the election of directors, FOR the advisory vote to approve the compensation of the Company’s named executive officers, FOR the “1 year” frequency of the future advisory votes on compensation of the Company’s named executive officers, and FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing prior to the time of the Meeting, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

On the Record Date, the Company had 16,458,246 shares of Common Stock outstanding and entitled to vote at the Meeting. Each holder of Common Stock is entitled to one vote per share held of record by such holder on the Record Date. There must be present at the Meeting in person or by proxy stockholders entitled to cast a majority of all the votes entitled to be cast to constitute a quorum for the Meeting. A broker non-vote and any proxy marked “withhold authority” or “abstain”, as applicable, will count for the purposes of determining a quorum, but will have no effect on the result of the vote on the election of directors, the advisory vote to approve the compensation of the Company’s named executive officers, the advisory vote regarding the frequency of future advisory votes on compensation of the Company’s named executive officers or the ratification of the appointment of our independent registered public accounting firm. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Broker “non-votes” and proxies marked “withhold authority” or “abstain”, as applicable, will affect each of the proposals described in this proxy as follows:

•	On the proposal to elect four Class I Directors to hold office until the Annual Meeting of Stockholders to be held in 2015, and until their successors are duly elected and qualified, the vote of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting is necessary to elect a director. Neither broker non-votes nor proxies marked “withhold authority” or “abstain”, as applicable, will be counted as votes cast, and therefore, assuming a quorum is achieved, will have no effect on the results of the vote with respect to this proposal.

•	With respect to the advisory vote regarding approval of the compensation of the Company’s named executive officers, passage of the proposal requires that the number of votes FOR approval of this compensation must exceed the number of votes AGAINST approval. With respect to the vote regarding the frequency of future votes on the compensation of the Company’s named executive officers, stockholders will be considered to have approved the frequency — every three years, every two years or every one year — receiving the greatest number of votes. Neither abstentions nor broker non-votes will be counted as votes cast. Abstentions and broker non-votes will have no effect on the results of the vote with respect to these proposals. Both votes are advisory and are not binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, or for one frequency over the other options, we will consider our stockholders’ concerns and the Board will evaluate any appropriate next steps.
•	The vote of a majority of all the votes cast at the Meeting is necessary to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012. Neither broker non-votes nor proxies marked “withhold authority” or “abstain”, as applicable, will be counted as votes cast, and therefore, assuming a quorum is achieved, will have no effect on the results of the vote with respect to this proposal.

A majority of the votes cast at the Meeting shall be sufficient to approve any other matter that may properly come before the Meeting, unless more than a majority of the votes cast is required by the Amended and Restated Certificate of Incorporation, as amended (the “Charter”), or by applicable law.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2012

This proxy statement and our 2011 annual report to stockholders are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16819 or at www.unitekgs.com in the “Investor Relations” section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 9, 2012 (except as indicated below), regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Common Stock by each director, each nominee for election as director, each executive officer listed in the Summary Compensation Table appearing on page 18, all directors and executive officers as a group, and each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock. Each person named in the table below has sole voting and investment power with respect to the common shares listed opposite such person’s name, except as otherwise noted.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
C. Scott Hisey, Director and Former Chief Executive Officer	198,784	(2)	1.20%
Peter Giacalone, Former President and Former Executive Chairman of the Board	169,459	(3)	1.03%
Ronald J. Lejman, Chief Financial Officer, Treasurer and Co-Manager of the Interim Office of the CEO	31,984	(4)	*
Daniel Yannantuono, CEO DirectSat and Co-Manager of the Interim Office of the CEO	39,857	(5)	*
Christopher Perkins, CEO FTS USA	9,466	(6)	*
Scott Lochhead, CEO Advanced Communications USA, Inc.	12,157	(7)	*
Michael Hayford, CEO Pinnacle Wireless Division, Nexlink Global Services, Inc.	256,628	(8)	1.56%
Elizabeth Downey, Chief Administrative Officer	23,317	(9)	*
Kyle Hall, General Counsel and Secretary	3,460	(10)	*
Norman Snell, Chief Technology Officer	14,385	(11)	*
Kevin McClelland, Corporate Controller	5,022	(12)	*
Mark S. Dailey, Director	9,088	(13)	*
Daniel Hopkin, Director	18,269	(14)	*
Dean MacDonald, Director	29,594	(15)	*
Michael Montelongo, Director	7,227	(16)	*
Michael F. O’Donnell, Director and Non-Executive Chairman of the Board	7,227	(16)	*
Richard Siber, Director	7,227	(17)	*
Robert W. Sperry, Director	4,528,304	(18)	27.50%
Robert F. Stott, Director	7,227	(16)	*
Sector Performance Fund, LP	4,028,839	(19)	24.48%
HM Unitek Coinvest, LLP	237,851	(20)	1.45%
SPF SBS LP	254,574	(21)	1.55%
North Star Partners, L.P.	504,378	(22)	3.06%
North Star Partners II, L.P.	576,085	(23)	3.50%
NS Advisors, LLC	1,080,463	(24)	6.56%
Andrew R. Jones	1,081,063	(25)	6.56%
FMR LLC	309,715	(26)	1.88%
All directors and executive officers as a group (19 persons)	5,378,682	(27)	32.68%

*	Represents less than one percent of class.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting power or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options or other convertible securities to purchase shares that were exercisable on, or became exercisable within 60 days of, April 9, 2012, that person will be deemed to be the beneficial owner of those shares underlying the convertible securities and those shares (but not shares that are subject to options or other convertible securities held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person. Unless otherwise noted, information was supplied by officers and directors.
(2)	Mr. Hisey is the direct beneficial owner of 198,784 shares of Common Stock, consisting of (i) 160,270 shares of Common Stock, (ii) warrants to purchase 3,907 shares of Common Stock, (iii) vested options to purchase 27,939 shares of Common Stock and (iv) 6,668 vested restricted stock units (“RSUs”) issued in connection with his service on the Board.
(3)	Mr. Giacalone is the direct beneficial owner of 169,459 shares of Common Stock, consisting of (i) 156,601 shares of Common Stock and (ii) vested options to purchase 12,858 shares of Common Stock.
(4)	Mr. Lejman is the direct beneficial owner of 31,984 shares of Common Stock, consisting of (i) 10,100 shares of Common Stock, (ii) vested options to purchase 4,286 shares of Common Stock and (iii) 17,598 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(5)	Mr. Yannantuono is the direct beneficial owner of 39,857 shares of Common Stock, consisting of (i) 7,477 shares of Common Stock, (ii) warrants to purchase 726 shares of Common Stock, (iii) vested options to purchase 6,512 shares of Common Stock and (iv) 25,142 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(6)	Mr. Perkins is the direct beneficial owner of 9,466 shares of Common Stock, consisting of (i) warrants to purchase 90 shares of Common Stock, (ii) vested options to purchase 2,023 shares of Common Stock and (iii) 7,353 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(7)	Mr. Lochhead is the direct beneficial owner of 12,157 shares of Common Stock, consisting of (i) vested options to purchase 5,572 shares of Common Stock and (ii) 6,585 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(8)	Mr. Hayford is the direct beneficial owner of 256,628 shares of Common Stock, consisting of 256,628 shares of Common Stock.
(9)	Ms. Downey is the direct beneficial owner of 23,317 shares of Common Stock, consisting of (i) 3,100 shares of Common Stock, (ii) warrants to purchase 90 shares of Common Stock, (iii) vested options to purchase 5,042 shares of Common Stock and (iv) 15,085 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(10)	Mr. Hall is the direct beneficial owner of 3,460 shares of Common Stock, consisting of (i) 1,000 shares of Common Stock and (ii) 2,460 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(11)	Mr. Snell is the direct beneficial owner of 14,385 shares of Common Stock, consisting of (i) 1,893 shares of Common Stock, (ii) warrants to purchase 363 shares of Common Stock, (iii) vested options to purchase 5,239 shares of Common Stock and (iv) 6,890 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(12)	Mr. McClelland is the direct beneficial owner of 5,022 shares of Common Stock, consisting of (i) 1,000 shares of Common Stock and (ii) 4,022 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(13)	Mr. Dailey is the direct beneficial owner of 9,088 shares of Common Stock, consisting of (i) 968 shares of Common Stock, (ii) vested options to purchase 893 shares of Common Stock and (iii) 7,227 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011 and in connection with his service on the Board.
(14)	Mr. Hopkin is the direct beneficial owner of 18,269 shares of Common Stock, consisting of 18,269 vested RSUs issued in connection with his service on the Board.
(15)	Mr. MacDonald is the direct beneficial owner of 29,594 shares of Common Stock, consisting of (i) 21,831 shares of Common Stock, (ii) vested options to purchase 536 shares of Common Stock and (iii) 7,227 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011 and in connection with his service on the Board.

(16)	Messrs. Montelongo, O’Donnell and Stott are each the direct beneficial owner of 7,227 shares of Common Stock, consisting of 7,227 vested RSUs, a portion of which were issued on January 10, 2011 in connection with their appointment to the Board and the remainder of which were issued in connection with their service on the Board.
(17)	Mr. Siber is the direct beneficial owner of 7,227 shares of Common Stock, consisting of 7,227 vested RSUs issued in connection with his service on the Board.
(18)	Mr. Sperry is the direct beneficial owner of 7,040 shares of Common Stock, consisting of 7,040 vested RSUs issued in connection with his service on the Board. Mr. Sperry holds a direct or indirect interest in Sector Performance Fund, Coinvest and SPF SBS LP (Sector Performance Fund, Coinvest and SPF, collectively, the “Investment Funds”), which beneficially own an aggregate of 4,521,264 of Common Stock. Mr. Sperry is an executive officer and member of Ultimate GP (as defined in note 19 below). Mr. Sperry is a member of a six-person committee (consisting of Sarah A. Bradley, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds. Mr. Sperry may be deemed to beneficially own all or a portion of the shares of Common Stock owned by the Investment Funds; however, Mr. Sperry disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.
(19)	Sector Performance Fund, LP (“Sector Performance Fund”) is the direct beneficial owner of 4,028,839 shares of Common Stock, consisting of 4,028,839 shares of Common Stock. Sector Performance GP, LP (“Sector Performance GP”) is the general partner of Sector Performance Fund. As a result, Sector Performance GP may be deemed to share beneficial ownership with respect to these securities. Sector Performance LLC (“Ultimate GP”) is the general partner of Sector Performance GP and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except to the extent of any pecuniary interests, each of Sector Performance GP and Ultimate GP disclaims the existence of such beneficial ownership. A six-person committee (consisting of Sarah A. Bradley, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP and Sector Performance GP, voting and dispositive powers over the securities held by Sector Performance Fun.
(20)	HM Unitek Coinvest, LLP (“Coinvest”) is the direct beneficial owner of 237,851 shares of Common Stock, consisting of 237,851 shares of Common Stock. Ultimate GP is the general partner of Coinvest and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except to the extent of any pecuniary interests, Ultimate GP disclaims such beneficial ownership. A six-person committee (consisting of Sarah A. Bradley, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP, voting and dispositive powers over the securities held by Coinvest.
(21)	SPF SBS LP (“SPF”) is the direct beneficial owner of 254,574 shares of Common Stock, consisting of 254,574 shares of Common Stock. Ultimate GP is the general partner of SPF and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except for pecuniary interests, Ultimate GP disclaims such beneficial ownership. A six-person committee (consisting of Sarah A. Bradley, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by SPF.
(22)	This information is based solely on a review of Schedule 13G filed by North Star Partners, L.P. (“North Star”) with the Securities and Exchange Commission on January 24, 2012. North Star’s address is 274 Riverside Avenue, Westport, CT 06880.
(23)	This information is based solely on a review of Schedule 13G filed by North Star Partners II, L.P. (“North Star II”) with the Securities and Exchange Commission on January 24, 2012. North Star II’s address is 274 Riverside Avenue, Westport, CT 06880.
(24)	This information is based solely on a review of Schedule 13G filed by NS Advisors, LLC (“NS”) with the Securities and Exchange Commission on January 24, 2012. NS holds an indirect beneficial interest in these shares which are directly beneficially owned by North Star and North Star II. NS’s address is 274 Riverside Avenue, Westport, CT 06880.
(25)	This information is based solely on a review of Schedule 13G filed by Andrew R. Jones with the Securities and Exchange Commission on January 24, 2012. Mr. Jones may be deemed to hold an indirect beneficial interest in these shares, which are directly beneficially owned by North Star and North Star II, because he is the managing member of NS, which is the general partner of North Star and North Star II.

Mr. Jones disclaims any beneficial ownership of the shares of common stock covered by the above referenced Schedule 13G in which he does not have a pecuniary interest. Mr. Jones’s address is 274 Riverside Avenue, Westport, CT 06880.
(26)	This information is based solely on a review of Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission on February 14, 2012. FMR’s address is 97 Linden Avenue, Elmwood Park, NJ 07407.
(27)	Consists of (i) 5,142,132 shares of Common Stock, (ii) warrants to purchase 5,176 shares of Common Stock, (iii) vested options to purchase 70,900 shares of Common Stock and (iv) 160,474 vested RSUs. Includes C. Scott Hisey, Peter Giacalone, Ronald J. Lejman, Daniel Yannantuono, Christopher Perkins, Scott Lochhead, Michael Hayford, Elizabeth Downey, Kyle Hall, Norman Snell, Kevin McClelland, Mark S. Dailey, Daniel Hopkin, Dean MacDonald, Michael Montelongo, Michael F. O’Donnell, Richard Siber, Robert W. Sperry, and Robert F. Stott.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), the Board of Directors is divided into three classes, designated Class I, Class II and Class III. Directors in each class serve for a term of three years and until their successors are duly elected and qualified. There are four Class I directors, two Class II directors and three Class III directors. The term of one class expires at each successive annual meeting.

At the Meeting, four individuals will be elected as Class I directors, to serve until the annual meeting in 2015, and until their successors are duly elected and qualified. The nominees for election at the Meeting as Class I Directors are Mark S. Dailey, Daniel Hopkin, Dean MacDonald, and Michael F. O’Donnell.

Under the Company’s Bylaws, directors are elected by a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the annual meeting. A proxy signed in the enclosed form will be voted FOR the election of the nominees named below, unless a contrary instruction is given.

Management believes that each of its nominees is willing and able to serve the Company as a director. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

The following is a brief description of the nominees for election as a director and of the other continuing directors of the Company. The descriptions for the directors set forth the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as directors of the Company.

Recommendation and Required Vote

The Board of Directors recommends a vote FOR the election of each nominee. Assuming a quorum is present at the Meeting, a majority of all the votes cast at the Meeting shall be sufficient to elect a director.

Class I Directors — Nominated for Election for Term to Expire at 2015 Meeting

Mark S. Dailey, 53, has been a member of our Board since February 2006. Mr. Dailey is a private investor who from 1999 to 2004 held senior executive management positions including Executive Vice President, Sales and Marketing of Intralinks, Inc., a venture-funded secure document distribution company, Chief Operating Officer of LexiQuest, Inc., a technology-based company exploiting linguistics and natural language processing in developing software tools to manage, access and retrieve large Intranet document collections and Chief Operating Officer of Medcast Networks, a venture capital-backed start-up delivering comprehensive medical information to physicians. From 1986 to 1999, Mr. Dailey held various senior level positions with Bloomberg Financial Markets, a global leader in the delivery of international real-time financial information. Prior to joining Bloomberg, Mr. Dailey worked for several investment banking firms. Mr. Dailey received a Bachelor of Arts degree from St. John Fisher College. Our Board has concluded that Mr. Dailey should serve on the Board due to his significant corporate management experience in the technology industry.

Daniel Hopkin, 34, has been a member of our Board since September 2011. Mr. Hopkin was previously a member of the Company’s Board from January 2010 through December 9, 2010. Since 2004, Mr. Hopkin has been with HM Capital Partners, a private equity firm where he currently serves as a Principal, a role he assumed in 2010. Prior to serving as a Principal at HM Capital Partners, Mr. Hopkin served as an associate from 2004 to 2006 and as a Vice President from 2007 to 2010. He focuses primarily on the media and food sectors. Previous to joining HM Capital Partners, Mr. Hopkin worked in the Investment Banking Division of Morgan Stanley. He received his Bachelor of Arts and Masters degrees from Brigham Young University in 2002. Our Board has determined that Mr. Hopkin is qualified to serve on the Board due to his investment experience.

Dean MacDonald, 51, has been a member of our Board since January 2010. Mr. MacDonald currently serves as the President and Chief Executive Officer of Newport Partners Income Fund, a Toronto-based Private Equity Fund. Mr. MacDonald has a long and successful career as an operating executive and entrepreneur. His operating experience includes serving as the Chief Operating Officer of Rogers Cable and as the Chief Executive Officer of Persona Communications, a TSX-listed cable and internet services company.

Mr. MacDonald worked with a syndicate of investment partners to turn around Persona’s operations and subsequently sold the business at a significant premium to its purchase price in 2007. Mr. MacDonald has also served as chairman of the Newfoundland and Labrador Energy Corporation, which manages the province’s oil and gas assets. In 2007, Mr. MacDonald was selected as CEO of the Year by Birch Hill Capital Partners. Mr. MacDonald received his Bachelor of Commerce (Hons) from Memorial University of Newfoundland in 1981. Our Board has determined that Mr. MacDonald should serve on the Board based on his management and investment experience in a number of industries, including advertising, marketing and telecommunications.

Michael F. O’Donnell, 65, has been a member of our Board since December 2010 and has been Non-Executive Chairman of our Board since January 11, 2012. Mr. O’Donnell is a financial expert with close to 40 years of experience in the audit and consulting industries. He has dealt extensively with multinational corporate boards and senior management teams on key strategic issues, external auditors and consultants. Most recently, Mr. O’Donnell served as a Founding Managing Director of Protiviti, Inc., a global business consulting and internal audit firm specializing in risk, advisory and transaction services. Previously, Mr. O’Donnell spent 33 years at Arthur Andersen LLP, occupying numerous senior level positions in risk consulting, audit services and the energy industry program. Mr. O’Donnell received a B.S. in Accounting from Central Michigan University, where he was also recognized as an Honorary Doctor of Commerce. Our Board has concluded that Mr. O’Donnell should serve on the Board due to his extensive financial, audit, and consulting experience, as well as his knowledge in working with public company boards of directors, audit committees and other sub-committees.

Class II Directors — Term to Expire at the 2013 Annual Meeting of Stockholders

Robert Sperry, 55, has been a member of our Board since April 2012. Mr. Sperry has been with HM Capital Partners, a private equity firm, since February 2011. Mr. Sperry has 30 years of operating and investment experience. At HM Capital, Mr. Sperry serves as a principal with Mr. Sperry’s primary responsibility is operating oversight and deal sourcing of the Firm’s consumer product investments. Prior to joining HM Capital Partners, Mr. Sperry had been a Partner with Brynwood Partners, a private equity firm, since 2004. He was previously affiliated with HM Capital Partners as an operating partner when he served as COO of Metropoulos & Co. Before Metropoulos, Mr. Sperry spent 17 years with Nestle in a wide range of general management roles. Mr. Sperry is a graduate of Central Connecticut State College and has attended executive management programs at Cornell University and IMD in Geneva, Switzerland. Mr. Sperry is a director of Advanced H2O, a producer of private label bottled water and water-based beverages, and Milk Specialties Global, a manufacturer of whey and specialty dairy protein ingredients serving the sport nutrition, food manufacturing and animal nutrition end markets. Our Board has determined that Mr. Sperry should serve on the Board based on his management and investment experience in a number of industries.

Robert F. Stott, 65, has been a member of our Board since December 2010. Mr. Stott is a telecommunications industry veteran. In 2007, he retired as President of the Northeast Region of Verizon Wireless after serving at Verizon and its legacy companies for over 40 years. Mr. Stott began his career as an equipment installer with the New England Telephone Company and held a number of senior-level positions with NYNEX Mobile through that company’s merger with Bell Atlantic in 1995. Following the merger, Mr. Stott was appointed the President of Bell Atlantic Mobile’s Philadelphia Tri-State region, where he remained until assuming the role in New England in 1998. Mr. Stott received an M.B.A. from Pace University and a B.S. in Applied Mathematics from UMass Lowell. Our Board has concluded that Mr. Stott should serve on the Board due to his broad experience in the telecommunications industry in various corporate leadership and executive roles.

Class III Directors — Term to Expire at the 2014 Annual Meeting of Stockholders

C. Scott Hisey, 46, has been a member of our Board since January 2010, and served as our Chief Executive Officer from January 2010 until January 10, 2012. Mr. Hisey currently acts as a consultant for the Company, assisting the Company in pursuing certain business opportunities. Prior to serving as Chief Executive Officer of the Company, Mr. Hisey was the founder and Chief Executive Officer of UniTek USA. Since UniTek USA’s inception in 2004 to and after the merger between UniTek USA and the Company, Mr. Hisey led UniTek USA and the Company through two private equity transactions, multiple acquisitions, and expanded the Company to include a workforce of approximately 5,200 people across four diverse industries. Prior to founding UniTek, Mr. Hisey spent over 15 years in positions of increasing responsibility in both the cable television and satellite communications industries. Starting as a field technician, he progressively worked his way into senior management positions with larger companies. His roles included Chief Operating Officer in a private equity turnaround and President of a multi-service construction company. Mr. Hisey began his career in the United States Navy. He served as a Second Class Radioman aboard the USS Forrestal, and is an honorably discharged, disabled veteran. Mr. Hisey also serves on the board of directors of the Satellite Broadcasting Communications Association. Our Board has concluded that that Mr. Hisey should serve on the Board due to his extensive industry knowledge and executive experience gained from founding UniTek USA and working in cable television and satellite communications.

Richard Siber, 49, has been a member of our Board since January 2010. Mr. Siber has spent the last 25 years exclusively in the wireless industry. Currently, Mr. Siber is the President and CEO of Siber Consulting LLC, which he founded in 2004. Siber Consulting provides strategic, technical and marketing services to members within the wireless industry. From January 1994 to June 2004, Mr. Siber was a partner in the Communications, Electronics, High Tech and Media and Entertainment practice at Accenture. While there, he founded the global wireless consulting practice and helped grow it to thousands of employees and hundreds of millions of dollars in revenue. While at Accenture, Mr. Siber was also deeply involved in a number of Government and Homeland Security initiatives utilizing a variety of wireless technologies. Mr. Siber has a Bachelor of Arts from Boston University and a Masters of Business Administration from the Carroll School of Management from Boston College. He also holds a certificate of special studies from Harvard University Extension School. Mr. Siber serves or has served on the board of directors for Akos, Digit Wireless, InCode (sold to Verisign), Integrated Mobile, JumpTap, and SingleTouch Interactive, as well as a number of Technology Advisory Boards and is involved with several charitable organizations. Our Board has concluded that Mr. Siber should serve on the Board due to his extensive executive leadership and industry knowledge.

Michael Montelongo, 56, has been a member of our Board since December 2010. Mr. Montelongo currently serves as Senior Vice President and Chief Administrative Officer of Sodexo, Inc., an $8 billion quality of daily life solutions enterprise. Previously, Mr. Montelongo served as that company’s Senior Vice President of Strategic Marketing. In 2001, Mr. Montelongo was appointed by former President George W. Bush and confirmed by the U.S. Senate as Assistant Secretary of the Air Force. He is a member of the Council on Foreign Relations, serves on the Board of Trustees for Aerospace Corporation and on the National Aeronautics and Space Administration (NASA) Advisory Council, and is a former board director for Denny’s Corporation and Datapath, Inc. Mr. Montelongo received an M.B.A. from the Harvard School of Business and a B.S. in Engineering from the United States Military Academy. Our Board has concluded that Mr. Montelongo should serve on the Board due to his versatile leadership approach and diverse background in both industry and public sector administration and leadership positions.

Executive Officers

Ronald J. Lejman, 44, is our Chief Financial Officer, a role he assumed in January 2010, and Co-Manager of the Interim Office of the CEO, a role he assumed in January 2012. From September 2008 to January 2010, Mr. Lejman was the Chief Financial Officer of UniTek USA. Prior to joining UniTek USA, from January 2005 to September 2008 Mr. Lejman was the Chief Financial Officer and Chief Operating Officer of Freedom Enterprises, Inc., a Mid-Atlantic commercial construction company. Prior to that time, Mr. Lejman has served as Chief Financial Officer for various organizations, including The Stanley Works Europe, Middle East and Africa, Stanley Bostitch and General Fiber Communications, Inc. He has also held senior finance leadership positions at GE Capital and Amoco. This diverse background in large, multinational companies has provided Mr. Lejman with relevant leadership experience in key aspects of operations, strategic planning and business development in the services industry. Mr. Lejman received his undergraduate degree from the University of Illinois and Masters of Management degree from Northwestern University’s J.L. Kellogg Graduate School of Management.

Daniel Yannantuono, 39, is the Chief Executive Officer of our DirectSat USA subsidiary, a role he assumed in January 2010, and Co-Manager of the Interim Office of the CEO, a role he assumed in January 2012. Since October 2008, Mr. Yannantuono has served as the Chief Executive Officer of UniTek’s subsidiary, DirectSat USA. Before becoming CEO, Mr. Yannantuono held the position of President of

DirectSat from January 2007 to October 2008. During his tenure, DirectSat has become one of the largest contract partners for DIRECTV with over 2,000 technicians nationwide. Prior to DirectSat USA, he served as Vice President of Operations for UniTek USA from August 2005. Before joining us, Mr. Yannantuono served as Vice President of Finance for a major telecommunications services provider. As one of the inaugural members of the executive team he was instrumental in helping the company to become the largest fulfillment contractor in the cable industry. Having held several management positions, Mr. Yannantuono brings significant executive leadership experience to our management team. Mr. Yannantuono received an undergraduate degree in business management and finance from Florida Atlantic University and a Masters of Business Administration from Villanova University.

Elizabeth Downey, 42, is our Chief Administrative Officer, a role she assumed in January 2010. From January 2008 to January 2010, Ms. Downey was the Chief Administrative Officer of UniTek USA. Before becoming Chief Administrative Officer, Ms. Downey held the position of Director of Human Resources at UniTek USA from June 2006 to December 2007. Before joining us, Ms. Downey served as Senior Vice President of Employee Relations for a competitive local exchange carrier in the telecommunications sector, where she played important roles in growing and developing that company. Having held several executive management positions, including her role in another telecommunications company and an international publishing company, Ms. Downey brings significant leadership experience and human resources expertise to our management team. Ms. Downey received a Masters of Business Administration and holds a Bachelor of Arts degree in communications from the Pennsylvania State University.

Kyle M. Hall, 55, is our General Counsel and Corporate Secretary, a role he assumed in August 2010. Prior to joining us, Mr. Hall was with yourvgc, llc, a law practice he formed to provide virtual general counsel services to businesses. From August 2007 to July 2008, Mr. Hall was General Counsel to 180 Connect, Inc., a publicly traded outsourced infrastructure services provider that was acquired by UniTek and DIRECTV in 2008. From September 2005 to September 2007, Mr. Hall was a Corporate Partner in the law firm Brownstein Hyatt Farber Schreck, LLP (BHF&S) in Denver, Colorado. Prior to joining BHF&S, Mr. Hall was at Verio, Inc., a global internet services provider, serving as Senior Vice President, General Counsel and Secretary from October 2002 to August 2005 and as Assistant General Counsel from December 1999 to October 2002. From May 1997 to December 1999, Mr. Hall was Assistant General Counsel to Corporate Express, Inc., a publicly traded global office supply company. Prior to joining Corporate Express, Mr. Hall practiced law at several large global and national law firms over a ten-year period, including Morrison & Foerster and Latham & Watkins, and also practiced for several years as a certified public accountant at PricewaterhouseCoopers. Mr. Hall received his Bachelor of Arts degree in Accounting/Finance from the University of Arizona and his Juris Doctorate degree from the James E. Rogers College of Law at the University of Arizona.

Christopher Perkins, 48, is the Chief Executive Officer of our FTS USA subsidiary, a role he assumed in January 2010. From July 2006 to January 2010, Mr. Perkins was the Chief Executive Officer of UniTek’s subsidiary, FTS USA. As the founder and president of FTS (the business UniTek Global Services acquired in 2006 to facilitate entry into the cable services market), Mr. Perkins is responsible for the growth, performance and profitability of the hard line broadband business. Mr. Perkins began his telecommunications career as an installer. Soon after, he became a manager and then served as a vice president of LB&L Cable, Inc. from March 1996 to March 2004. As the founder of FTS, Mr. Perkins has managed every aspect of a multi-million dollar business with numerous customers. In addition, from April 2004 to July 2005, Mr. Perkins was the Director of Technical Operations for General Fiber Communications, one of the largest cable contracting companies in the industry, in charge of maintaining and growing an over $50 million revenue region. With his background in cable services and telecommunications, Mr. Perkins has strong industry knowledge and experience. Mr. Perkins received his Cable TV Technician certification and his Engineering certification from the State Technical Institute of Memphis.

Scott Lochhead, 40, is the Chief Executive Officer of our Advanced Communications USA, Inc. division, a role he assumed in January 2010. Mr. Lochhead has over 18 years experience in the telecommunications industry which includes over 12 years in executive management, bringing both industry awareness and leadership experience to our management team. From 2000 until UniTek’s acquisition of Nexlink Communications in 2008, Mr. Lochhead served as the President of Nexlink Communications, a company he founded. Prior to founding Nexlink, he was an executive manager for AT&T in the Florida market and has worked internationally in Asia providing civil engineering and project management support for a major wireless build out in 1998. Mr. Lochhead has been a Civil Engineering Associate since 1992 and received his Bachelor of Arts degree from Sheridan College.

Michael Hayford, 44, is the Chief Executive Officer of Nexlink Global Services, Inc. which includes our Pinnacle Wireless division, a role he has maintained since the inception of Pinnacle in 2001. Mr. Hayford has over 21 years of experience in the wireless integration, land mobile radio and telecommunications industries which includes over 11 years in executive management, bringing both industry awareness and leadership experience to our management team. From 2001 until UniTek’s acquisition of Pinnacle Wireless in 2011, Mr. Hayford served as the President and CEO of Pinnacle Wireless, Inc., a company of which he was a founder. Prior to founding Pinnacle, he was a general manager for Bearcom Communication in the Las Vegas market and has held a number sales, sales management, project management and large project capture roles servicing a wide range of wireless applications (e.g., command and control, in-building wireless, wireless broadband, land mobile radio; and, engineering, construction and installation services) across all major market segments over the course of his career.

Norman Snell, 47, is our Chief Information Officer, a role he assumed in December 2010. Mr. Snell has been involved in the satellite communications industry since 1994. He utilizes web-based applications designed to bring visibility and efficiencies to operations. He brings a unique perspective on open source technologies and tying together systems via the Internet. Formerly, Mr. Snell held the position of COO at INSTALLS Inc. Prior, he owned and operated a multi-city Direct Broadcast Satellite and a high end home theater installation company with operations in San Francisco, Denver, Philadelphia and Boston. Mr. Snell is a four year veteran of the United States’ Coast Guard Helicopter Search and Rescue Unit and was awarded the Coast Guard Achievement Medal for his role in multiple lifesaving missions.

Kevin McClelland, 48, is our Corporate Controller, a role he assumed in January 2010. From January 2009 to January 2010, Mr. McClelland was the Corporate Controller of UniTek USA. Prior to joining UniTek USA, from May 2005 to January 2009, Mr. McClelland was the Director of Finance for the North American Operations of Alcan Pharmaceutical Packaging, Inc. Prior to that time, Mr. McClelland has served in accounting and finance leadership roles for various organizations, including The Stanley Works, General Fiber Communications, Inc., Rexam Packaging and Mobil Chemical. Mr. McClelland received his undergraduate degree from Illinois College and Masters of Business Administration from Simon School at the University of Rochester in Rochester, NY. He is also a Certified Public Accountant.

Committees of the Board of Directors

Audit Committee.  The Board’s Audit Committee (the “Audit Committee”) appoints the firm to serve as the independent registered public accountant for the Company and its subsidiaries and monitors the performance of any such firm. It also reviews and approves the scope of the audit and evaluates, with the independent registered public accountant, the Company’s audit and annual financial statements, reviews with management the status of internal accounting controls, evaluates issues having a potential financial impact on the Company which may be brought to the Audit Committee’s attention by management, the independent registered public accountant, or the Board and evaluates public financial reporting documents of the Company. The current members of the Audit Committee are Richard Siber (Chair), Mark S. Dailey and Daniel Hopkin, and the Board has determined that all of these members are independent. Mr. Siber currently serves as the Audit Committee’s “financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee operates pursuant to a charter approved and adopted by the Board, a copy of which may be found on the Company’s website at www.unitekgs.com. The Audit Committee met 10 times, including seven times by teleconference, during the last fiscal year. See “Report of the Audit Committee.”

Compensation Committee.  The Board’s Compensation Committee (the “Compensation Committee”) assists the Board by carrying out the following purposes:

•	establishing and periodically reviewing the Company’s compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees;
•	establishing compensation arrangements and incentive goals for executive officers; and

•	administering the Company’s incentive compensation equity plans.

Although the Compensation Committee makes recommendations to the Board with respect to compensation decisions for all executive officers, ultimate approval authority rests with the independent members of the Board with respect to the compensation of the Chief Executive Officer of the Company. The Compensation Committee has the direct authority to hire and fire advisors and compensation consultants, and to approve their compensation by the Company, which is obligated to pay these advisors and consultants. These advisors report directly to the Compensation Committee. We have in the past used compensation consultants to help give direction to the Compensation Committee regarding executive pay. We do currently engage a compensation consultant to support the Compensation Committee. The current members of the Compensation Committee are Robert F. Stott (Chair), Dean MacDonald and Richard Siber. The Compensation Committee’s charter provides that with respect to compensation of our Chief Executive Officer, the Chief Executive Officer shall not be present during voting or deliberations. The Compensation Committee operates pursuant to a charter approved and adopted by the Board, a copy of which may be found on the Company’s website at www.unitekgs.com. The Compensation Committee met four times by teleconference during the last fiscal year.

Nominating and Corporate Governance Committee.  The Board’s Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities for selecting qualified candidates for director (except where the Company is legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors) and undertaking other corporate governance matters, such as the composition of the committees of the Board and our communications with our stockholders. Although the Nominating and Corporate Governance Committee makes recommendations to the Board with respect to director nominees and various corporate governance matters, ultimate approval authority rests with the Board. The Nominating and Corporate Governance Committee has the direct authority to hire and fire advisors and compensation consultants, and to approve their compensation by the Company, which is obligated to pay these advisors and consultants. These advisors report directly to the Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael Montelongo (Chair), Mark S. Dailey and Dean MacDonald. The Nominating and Corporate Governance Committee operates pursuant to charter approved and adopted by the Board, a copy of which may be found on the Company’s website at www.unitekgs.com.

The Nominating and Corporate Governance Committee will consider nominees for director proposed by stockholders in accordance with the procedures set forth in this proxy statement under “Corporate Governance — Stockholder Nominations for Directors.” Nominees proposed by stockholders will be considered using the same criteria and in the same manner as all other nominees are considered. The Nominating and Corporate Governance Committee met two times, both by teleconference, during the last fiscal year.

Committee Charters

Copies of the written charters of the Audit, Compensation and Nominating and Corporate Governance Committees are posted under the “Investor Relations” section of the Company’s website at www.unitekgs.com, and are also available without charge at the written request of any stockholders of the Company. Such requests should be directed to the Corporate Secretary at the address of the Company appearing on the Notice of Annual Meeting that accompanies this proxy statement.

Directors’ Attendance at Meetings

The Board of Directors held 11 meetings last year, including seven by teleconference. Additionally, the Board conducted periodic informational calls throughout the year. Each then current director of the Company attended at least 75% of the meetings of the Board of Directors and meetings held by all committees on which such director served during the time such director served with the exception of Dean MacDonald and Joseph Colonetta.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Recently enacted federal legislation (Section 14A of the Exchange Act) requires that we include in this proxy statement an advisory stockholder vote to approve our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of UniTek Global Services, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained on pages 15 to 22 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation and Required Vote

The Board of Directors recommends a vote FOR the proposal to approve the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained on pages 15 to 22 of this proxy statement.

PROPOSAL 3 — ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Company is also providing stockholders an advisory vote on the frequency with which the Company’s stockholders shall have the advisory vote on executive compensation provided for in Proposal 2 above.

The Company is presenting this Proposal 3, which gives you as a stockholder the opportunity to inform the Company as to how often you wish to include a proposal, similar to Proposal 2 above, in our proxy statement. In particular, we are asking whether the advisory vote should occur every year, every two years, or every three years. The Company asks that you support a frequency period of every “1 year” for future non-binding, advisory stockholder votes on the compensation of our named executive officers. Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of UniTek Global Services, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1 — one year;
Choice 2 — every two years;
Choice 3 — every three years; or
Choice 4 — abstain from voting.

The Board of Directors is recommending an annual advisory vote on executive compensation because the Compensation Committee reviews and considers executive compensation and our compensation policies and procedures on an annual basis. While the Company’s executive compensation program is designed to promote a long-term connection between pay and performance and incentivize performance over a multi-year period, our Board currently believes that holding an annual advisory vote on executive compensation will provide the Company with more direct and immediate stockholder feedback on the compensation paid to our named executive officers. As a result, the Board of Directors believes that input from stockholders on executive compensation annually, although not binding, would be beneficial to the Compensation Committee as they consider executive compensation matters.

As with your vote on Proposal 2 above, your vote on this Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote for one frequency over the other options, we will consider our stockholders’ concerns and the Board will evaluate any appropriate next steps.

Recommendation and Required Vote

The Board of Directors recommends that stockholders vote for a frequency of “1 year” for future non-binding, advisory stockholder votes on compensation of our named executive officers.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis addresses the total compensation paid or awarded to the Company’s executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for establishing the Company’s overall executive compensation philosophy and overseeing the Company’s executive compensation program in accordance with its charter. The charter is available on the Company’s website at www.unitekgs.com. The Board has determined that each member of the Compensation Committee is independent as defined by Nasdaq.

The Company’s compensation program for executive compensation is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In early 2012, our Compensation Committee engaged in a process, with the assistance of its independent compensation consultant, Mercer Inc., pursuant to which it restructured the compensation program for our executive officers. The new program, which is applicable to compensation for 2012, is described below. Our compensation structure for 2011 was consistent with our historical practices, many of which were developed prior to our listing on the Nasdaq Global Market in November 2010. In applying these principles, both the new program and our prior practices reflected our belief that the program must:

•	Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry

•	Reward executives for long-term strategic management and achievement of business objectives

•	Reward executives for the enhancement of shareholder value

•	Support a performance oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry

Salary, Incentive Compensation and Benefits

The Company’s philosophy is to target median levels of compensation and benefits, with top quartile compensation levels attainable for superior performance. The Compensation Committee determines the compensation for our executive officers. The Compensation Committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. The executive compensation program is comprised of base salary, bonus and benefits. The Compensation Committee determines the base salary based on competitive norms, and for our named executive officers, their 2011 salaries were determined in accordance with the employment agreements they entered into in December 2010. Additionally, during 2012, the Compensation Committee will be analyzing their salaries in light of peer group and other research undertaken by Mercer Inc., and will seek to fix such salaries in the median range of those companies used for salary survey data, taking into account the contractual rights of the named executive officers. Both Mercer’s and the Compensation Committee’s analysis will consider:

•	Surveys of external comparable positions

•	Position matching validating responsibilities, organizational level and title with external comparable positions in the industry

With respect to incentive compensation, the Company is similarly in the midst of a transition in structure. For 2011, the Company awarded annual cash bonuses to the named executive officers based on contractually established target bonus amounts, established as a percentage of their salaries, which were as follows:

Name	Target Bonus Amount	Percentage of Salary
Ronald J. Lejman	$250,000	69%
Daniel Yannantuono	$300,000	83%
C. Scott Hisey	$450,000	100%
Peter Giacalone	$450,000	100%
Elizabeth Downey	$200,000	65%

Consistent with the Company’s historical practice, 50% of the expected bonus was paid in December 2011, and the remainder was paid in March 2012 when the Company’s 2011 financial results were finalized.

For 2011 compensation, except as described in the following sentence, the Compensation Committee engaged in a retrospective analysis of 2011 financial results to determine how much of the named executive officers’ target bonus would actually be awarded. The bonuses paid to Mr. Hisey and Mr. Giacalone were finally determined in January 2012 in connection with their separations from the Company, and each of Mr. Hisey and Mr. Giacalone was awarded the full amount of his target bonus.

For the other named executive officers, the Compensation Committee determined in February 2012 that the total bonus paid to each of these officers should be approximately 95% of their target bonus amount. In making this determination, the Compensation Committee reviewed the EBITDA achievement of each of the Company’s divisions, as well as the Company’s overall EBITDA achievement, in each case against the Company’s operating plan that had been developed at the outset of 2011. The Compensation Committee took into account that the Company’s overall EBITDA had been slightly below the expectations under the operating plan, but that EBITDA in a number of the divisions had been well in excess of plan. In addition, the Compensation Committee took into account the challenges presented by the management restructuring undertaken in early 2012.

In April 2011, each of Messrs. Lejman, Hisey and Giacalone was also paid an additional bonus of approximately $100,000 (on an after-tax basis), in recognition of accomplishing the equity offering that was consummated in November 2010 and the debt restructuring consummated in April 2011. The Compensation Committee approved these bonuses in recognition of these transactions having been accomplished in the face of challenging market conditions.

The named executive officers did not receive any equity compensation in 2011. However, in early 2011, the Company finalized the option exchange program that had been approved in December 2010, pursuant to which the named executive officers received the restricted stock units reflected in the summary compensation table.

Retirement and Other Benefits

The Company also strives to provide a comprehensive and competitive benefit program for all employees. Plans are reviewed annually and are designed to be comparable to market standards for executives.

The Company’s 401(k) Plan is offered as a means to save for the future while deferring current tax liability. Our executives may participate in the plan but, in general, their contributions are limited under current rules affecting highly compensated employees. The basics of the plan are (i) employee can contribute up to 25% of his/her annual salary or the specific maximum which is determined annually by the IRS, (ii) eligible Employees over the age of 50 who meet certain IRS requirements may also contribute an additional amount to the plan as a “catch-up” contribution, (iii) enrollment in the plan is accepted quarterly, (iv) the plan currently does not have an employer match and (v) the plan is subject to change at any time at the sole discretion of the Company.

The Company also allows certain executives to participate in a deferred compensation program. The Deferred Compensation program was approved for participation in January 2011. The object of the program was to create a long-term, pre-tax incentive program to augment the 401(k) plan, but have a company contribution and vesting period to retain key executives. General plan terms are as follows (i) 3% maximum company match on 6% executive pre-tax contributions, (ii) Board of Directors discretionary match of an additional 10% of base salary maximum, (iii) employee discretionary contributions pre-tax up to 80% of base salary and 100% bonus compensation, (iv) distribution schedule to be defined each year subject to vesting restrictions and (v) three year vesting for Company contributions of each plan year.

2012 Compensation Plan

For the 2012 compensation program, the Compensation Committee employed Mercer Inc. as an independent compensation consultant to review and recommend modifications to the current compensation plan. The Board, upon the recommendation of the Compensation Committee, approved the Senior Executive Compensation Plan (“Plan”), pursuant to which members of Company senior management will be compensated for their service in 2012. The objectives of the Plan are to (i) align the compensation of executive management to key financial drivers; (ii) provide variable pay opportunities and targeted total cash compensation that is competitive within the Company’s labor markets; (iii) increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success; and (iv) create internal consistency and standard guidelines among the executive peer group. In achieving these objectives, the Plan is intended to enhance stockholder value by promoting a connection between the performance of the Company and the compensation of executive personnel of the Company. Payments pursuant to the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Participants in the Plan will receive incentive compensation opportunities (both short term and long term) based on either or both of Company and individual performance. Company performance shall be determined based on the Company’s ability to meet or exceed annual “Corporate Goals” as approved by the Board, while individual performance shall be determined based on the Participant’s ability to meet or exceed annual “Individual Goals” approved by the Committee.

There are three compensation components under the Plan:

Base Compensation, the base compensation structure is set to be consistent with market rates and peer company’s pay structure to retain and attract key executives.

Short Term Incentive (STI), in which annual target amounts payable are to be set in advance, as a percentage of the Participant’s base salary, based on the achievement of either or both of Company Goals and Individual Goals. At the time the actual amount payable is determined, each participant may elect to receive payment either in 100% cash or in the form of 50% cash and 50% service-based restricted stock, which shall vest in equal annual installments on the first three anniversaries of the date of election. In the event the Participant chooses the second option, he or she will receive shares of restricted stock, in lieu of the cash amount forgone, at a slight discount to the market price of the Company’s common stock on the date of election.

Long Term Incentive (LTI), in which each Participant shall receive an annual target grant of RSUs, valued as a percentage of the Participant’s base salary, that consist 50% of time-vested RSUs that vest in equal annual installments on the first four anniversaries of the date of grant, and 50% of performance-vested RSUs that vest at the end of a three-year period following the date of grant, based upon the achievement of annual performance conditions established by the Committee in advance of each year during the grant period. The number of performance-vested RSUs ultimately earned will vary based on achievement with respect to the established performance targets, as measured at the end of the three-year period. In this regard, if achievement of the target goal is at less than 90%, no performance-based RSUs will be earned. If achievement is between 90% and 100% of target, then the number of RSUs earned will be prorated from 50% (at 90% achievement) to 100% (at 100% achievement) of the initial grant. If achievement is over 100% of target, then the number of RSUs earned will be increased commensurate with the percentage of achievement over target, with a maximum award of 150% of the initial grant.

Other 2012 Compensation

Also in early 2012, the Company entered into retention agreements with Messrs. Lejman and Yannantuano and Ms. Downey pursuant to which they will be entitled to receive cash payments of $350,000, $350,000 and $300,000, respectively, payable upon the earlier of (a) January 11, 2013 and (b) the date that is sixty (60) days after the date on which a permanent Chief Executive Officer is hired by the Company.

Summary Compensation Table

The following table shows, for the years ended December 31, 2011, 2010 and 2009, the compensation paid or accrued by the Company and its subsidiaries to each person who served as our Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers for the fiscal year ended December 31, 2011 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Share Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Ronald J. Lejman Chief Financial Officer, Co-Manager of the Interim Office of the CEO(2)	2011	$370,192	$381,592	$588,750	$—	$—	$—	$17,553	$1,358,087
	2010	265,481	200,000	—	—	—	—	14,883	480,364
	2009	250,000	52,000	—	—	—	—	—	302,000

Daniel Yannantuono CEO DirectSat, Co-Manager of the Interim Office of the CEO(3)	2011	$370,192	$285,000	$841,074	$—	$—	$—	$25,298	$1,521,565
	2010	295,288	225,000	—	—	—	—	26,598	546,886
	2009	246,635	146,250	—	20,405	—	—	24,145	437,435

C. Scott Hisey Former Chief Executive Officer(4)	2011	$475,961	$594,092	$1,682,148	$—	$—	$—	$21,484	$2,773,686
	2010	331,250	225,000	—	—	—	—	16,700	572,950
	2009	298,077	58,500	—	—	—	—	9,008	365,585
Peter Giacalone Former Executive Chairman of the Board and President(5)	2011	$475,961	$594,092	$1,177,500	$—	$—	$—	$32,561	$2,280,115
	2010	331,250	225,000	—	—	—	—	33,516	589,766
	2009	298,077	58,500	—	—	—	—	31,504	388,081

Elizabeth Downey Chief Administrative Officer(6)	2011	$317,308	$190,000	$504,648	$—	$—	$—	$20,351	$1,032,307
	2010	252,500	150,000	—	—	—	—	18,133	420,633
	2009	223,077	32,500	—	—	—	—	—	255,577

(1)	Consists of Restricted Stock Units (RSUs), representing the right to receive one share of the Company’s Common Stock for each vested RSU that was awarded. The RSUs vest in accordance with the following schedule: 20% were vested as of the date of grant and the remaining 80% vest in 20% increments on each of July 1, 2011, July 1, 2012, July 1, 2013 and July 1, 2014; provided that the officer remains in continuous employment or service with the Company on each applicable vesting date. The vesting schedules for Messrs. Hisey and Giacalone were accelerated pursuant to the terms of their Separation Agreements, as described on pages 19 and 21.
(2)	Mr. Lejman has served as the Chief Financial Officer of UniTek and its predecessor since 2008, he has served as Co-Manager of the Interim Office of the CEO since January 10, 2012. All Other Compensation represents the value for the use of a Company owned vehicle and related expenses.
(3)	Mr. Yannantuono has served as our CEO of DirectSat since January 27, 2010, and he has served as Co-Manager of the Interim Office of the CEO since January 10, 2012. All Other Compensation represents the value for the use of a Company owned vehicle and related expenses and the reimbursement of tuition for graduate studies.
(4)	Mr. Hisey served as our Chief Executive Officer from January 27, 2010 until January 10, 2012. All Other Compensation represents the value for the use of a Company owned vehicle and related expenses.
(5)	Mr. Giacalone served as our President and Executive Chairman of our Board from January 27, 2010 until January 10, 2012. All Other Compensation represents the value for the use of a Company owned vehicle and related expenses, commuting expenses and corporate housing.

(6)	Ms. Downey has served as the Chief Administrative Officer of UniTek and its predecessor since 2007. All Other Compensation represents the value for the use of a Company owned vehicle and related expenses.

Grants of Plan-Based Awards

The following table summarizes plan based awards made to each of the named executive officers for 2011 under the Company’s compensation plans:

Name	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ronald J. Lejman	1/10/11	—	—	—	—	—	—	62,500	—	—	$588,750
Daniel Yannantuono	1/10/11	—	—	—	—	—	—	89,286	—	—	$841,074
C. Scott Hisey.	1/10/11	—	—	—	—	—	—	178,572	—	—	$1,682,148
Peter Giacalone	1/10/11	—	—	—	—	—	—	125,000	—	—	$1,177,500
Elizabeth Downey	1/10/11	—	—	—	—	—	—	53,572	—	—	$504,648

(1)	All grants were issued in conjunction with the tender offer completed on January 7, 2011.
(2)	Represents restricted stock units issued under the Company’s 2009 Omnibus Securities Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2011:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
Ronald J. Lejman	4,286	—	—	$9.42	10/1/2018	37,500	$169,875	—	—
Daniel Yannantuono	5,239	—	—	$9.42	9/27/2017	53,572	$242,679	—	—
	1,165	—	—	$9.42	6/1/2018	—	—	—	—
	108	—	—	$9.42	11/15/2019	—	—	—	—
C. Scott Hisey(1)	27,939	—	—	$9.42	9/27/2017	107,143	$485,359	—	—
Peter Giacalone(2)	12,858	—	—	$9.42	7/15/2018	75,000	$339,750	—	—
Elizabeth Downey	1,397	—	—	$9.42	9/27/2017	32,143	$145,609	—	—
	1,855	—	—	$9.42	1/27/2018	—	—	—	—
	932	—	—	$9.42	6/1/12018	—	—	—	—
	858	—	—	$9.42	7/15/2018	—	—	—	—

(1)	Mr. Hisey served as our Chief Executive Officer from January 27, 2010 until January 10, 2012. In accordance with Mr. Hisey’s Separation Agreement, his unvested restricted stock units were accelerated as of January 10, 2012.
(2)	Mr. Giacalone served as our President and Executive Chairman of our Board from January 27, 2010 until January 10, 2012. In accordance with Mr. Giacalone’s Separation Agreement, his unvested restricted stock units were accelerated as of January 10, 2012.

Option Exercises and Stock Vested

During 2011, the number of shares acquired and value realized on the exercise of option awards and the number of shares acquired and the value realized on vesting of share awards for each of the Named Executive Officers were as follows:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ronald J. Lejman	—	—	25,000	$220,500
Daniel Yannantuono	—	—	35,714	$315,001
C. Scott Hisey	—	—	71,429	$630,002
Peter Giacalone	—	—	50,000	$441,000
Elizabeth Downey	—	—	21,429	$189,002

Potential Payments Relating to Severance

Our employment agreements with Messrs. Hisey, Giacalone, Yannantuono and Lejman entitle these individuals, under certain circumstances, to receive certain payments upon termination of employment. If the officer’s employment is terminated without cause (as defined in his employment agreement), or if the officer resigns for good reason (as defined in his employment agreement), or upon the expiration of the employment agreement, or upon death or disability, each officer will be entitled to receive from the Company, in addition to certain accrued obligations through the termination date, (1) the officer’s annual base salary for 24 months following the date of termination, (2) the pro-rata portion of the officer’s annual incentive bonus for the calendar year in which the termination occurred, (3) 100% acceleration of all unvested equity securities issued and outstanding as of the termination date, and (4) upon termination without cause or with good reason only, payment of certain medical benefits expenses sufficient to maintain the officer’s benefits at the level as of the date of termination for 24 months following the date of termination. Our employment agreement with Ms Downey entitles Ms. Downey, under certain circumstances, to receive certain payments upon termination of employment. If Ms. Downey’s employment is terminated without cause (as defined in her employment agreement), or if Ms. Downey resigns for good reason (as defined in her employment agreement), or upon the expiration of the employment agreement, or upon death or disability, she will be entitled to receive from the Company, in addition to certain accrued obligations through the termination date, (1) her annual base salary for 18 months following the date of termination, (2) the pro-rata portion of her annual incentive bonus for the calendar year in which the termination occurred, (3) 100% acceleration of all unvested equity securities issued and outstanding as of the termination date, and (4) upon termination without cause or with good reason only, payment of certain medical benefits expenses sufficient to maintain the officer’s benefits at the level as of the date of termination for 18 months following the date of termination.

Pursuant to our employment agreements with Messrs. Hisey, Giacalone, Yannantuono and Lejman and Ms. Downey, if the officer’s employment is terminated for cause, or by the officer without good reason, each officer is entitled to receive certain accrued salary, benefits and expenses earned through the applicable termination date. Payments made in connection with termination of employment are subject to execution of a general release of claims by the officer. In addition, if a “change in control” or “change of control” (as defined in any compensation, equity-based or other plan under which awards, grants or other compensatory issuances of the Company’s equity securities are made to the officer) occurs while the officer is employed by the Company, all of such equity securities that have been issued to the officer that are then unvested shall accelerate, vest and pay as of the date of completion or consummation of the change in control.

Had a termination (other than for Cause), including upon a change of control, occurred as of December 31, 2011, the named executive officers would have been entitled to receive the following under the terms of their employment agreements: Mr. Hisey — (1) $900,000 for base salary (equal to 24 months of his base salary), (2) $450,000 for the pro-rata portion of his bonus, (3) $485,359 in acceleration of all unvested securities and (4) continued coverage of medical insurance for a period of 24 months, valued at approximately $32,000; Mr. Giacalone — (1) $900,000 for base salary (equal to 24 months of his base salary), (2) $450,000 for the pro-rata portion of his bonus, (3) $339,750 in acceleration of all unvested securities and (4) payment of certain medical benefits expenses for a period of 24 months, valued at approximately $32,000; Mr. Yannantuono — (1) $700,000 for base salary (equal to 24 months of his base salary), (2) $300,000 for the pro-rata portion of his bonus, (3) $242,679 in acceleration of all unvested securities and (4) payment of certain medical benefits expenses for a period of 24 months, valued at approximately $32,000; Mr. Lejman —  (1) $700,000 for base salary (equal to 24 months of his base salary), (2) $250,000 for the pro-rata portion of his bonus, (3) $169,875 in acceleration of all unvested securities and (4) payment of certain medical benefits expenses for a period of 24 months, valued at approximately $32,000; Ms. Downey — (1) $450,000 for base salary (equal to 18 months of her base salary), (2) $200,000 for the pro-rata portion of her bonus, (3) $145,609 in acceleration of all unvested securities and (4) payment of certain medical benefits expenses for a period of 18 months, valued at approximately $24,000.

On January 10, 2012, Mr. Giacalone resigned as Executive Chairman of the Board of Directors and President of the Company and Mr. Hisey resigned as Chief Executive Officer of the Company, both by mutual agreement with the Board. In connection with their resignations, Messrs. Giacalone and Hisey each entered into a Separation of Employment Agreement and General Release with the Company (the “Giacalone Separation Agreement” and “Hisey Separation Agreement” as the case may be and, together, the “Separation Agreements”) dated as of January 10, 2012. In accordance with Mr. Giacalone’s employment agreement, the Giacalone Separation Agreement provided that, subject to the terms and conditions of such agreement, Mr. Giacalone received the following benefits in connection with his resignation: (i) an amount equal to 24 months of his base salary (based on the current annual rate of $463,500 per year), less applicable tax withholding, to be paid ratably, in equal installments in accordance with the Company’s normal payroll practices, beginning within 30 days following the date of his resignation; (ii) his accrued Bonus (as defined in his employment agreement) for 2011, in an amount equal to $225,000 (a portion of which had been previously paid by the Company); (iii) 24 months of continued COBRA coverage; and (iv) acceleration of his 75,000 unvested restricted stock units. In accordance with Mr. Hisey’s employment agreement, the Hisey Separation Agreement provided that, subject to the terms and conditions of such agreement, Mr. Hisey receivd the following benefits in connection with his resignation: (i) an amount equal to 24 months of his base salary (based on the current annual rate of $463,500 per year), less applicable tax withholding, to be paid ratably, in equal installments in accordance with the Company’s normal payroll practices, beginning within 30 days following the date of his resignation; (ii) his accrued Bonus (as defined in his employment agreement) for 2011, in an amount equal to $225,000 (a portion of which had been previously paid by the Company); (iii) 24 months of continued COBRA coverage; and (iv) acceleration of his 107,143 unvested restricted stock units. In addition to these benefits, the Hisey Separation Agreement provided for the payment to Mr. Hisey of a bonus in the amount of one year’s salary ($463,500), less applicable tax withholding, in a single cash payment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, the Company’s executive officers and directors, and persons beneficially owning more than 10% of the Common Stock, are required to file with the Securities and Exchange Commission reports of their initial ownership and changes in ownership of Common Stock. Based solely on our review of the copies of such reports received by us, or written representations received from reporting persons, during the year ended December 31, 2011, all of the Company’s executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements, except that (i) Messrs. O’Donnell, Stott and Montelongo filed late Form 3s on January 24, 2011; (ii) Messrs. O’Donnell, Stott and Montelongo filed late Form 4s on January 24, 2011; (iii) Kenneth Stess filed a late Form 3 on July 5, 2011; (iv) Michael Hayford filed a late Form 3 on July 5, 2011; (v) Messrs. Brodsky, MacDonald, Stott, Siber, O’Donnell, Montelongo, Colonnetta, Dailey, Lochhead, Yannantuono, Lejman, Snell, Hall, Hisey, Giacalone and Perkins and Ms. Downey filed late Form 4s on July 14, 2011; (vi) Messrs. Giacalone, Hisey, Lejman, Yannantuono, Hall, and Ms. Downey filed late Form 4s on August 23, 2011; and (vii) Messrs. Perkins, Snell and Lochhead filed late Form 4s on August 26, 2011.

DIRECTOR COMPENSATION

The following table shows the compensation paid to the non-employee members of the Company’s Board of Directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Share Awards(1)	Option Awards	Non-equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Peter Brodsky(2)	$69,000	$60,000	—	—	—	—	$129,000
Joseph Colonnetta(3)	$66,000	$60,000	—	—	—	—	$126,000
Mark S. Dailey	$117,500	$81,035	—	—	—	—	$198,535
Daniel J. Hopkin(4)	$50,699	$60,000	—	—	—	—	$110,699
Dean MacDonald	$71,000	$81,035	—	—	—	—	$152,035
Michael Montelongo	$74,000	$81,035	—	—	—	—	$155,035
Michael F. O’Donnell	$110,000	$81,035	—	—	—	—	$191,035
Richard Siber	$125,000	$81,035	—	—	—	—	$206,035
Robert F. Stott	$73,000	$81,035	—	—	—	—	$154,035

(1)	Messrs. Dailey, MacDonald, Montelongo, O’Donnell, Siber and Stott received grants of RSUs in connection with the Company’s tender offer completed on January 7, 2011.
(2)	Mr. Brodsky resigned from the Board effective March 29, 2012.
(3)	Mr. Colonnetta resigned from the Board effective December 31, 2011.
(4)	Mr. Hopkin was appointed as a director effective on September 22, 2011.

Under our Board compensation policy, each independent director is entitled to a cash payment of $50,000, a $2,500 fee for meetings attended in person, a $1,500 fee for meetings attended by phone and a grant of RSUs under the Company’s 2009 Omnibus Equity and Incentive Compensation Plan equal to $60,000 divided by the closing price of the Common Stock on the date of grant. Each member of the Board’s Audit Committee is entitled to a $1,000 fee for each meeting attended and the Audit Committee Chair is entitled to an additional annual stipend of $7,500. Each member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee is entitled to a $500 fee for each meeting attended and the chairs of these committees was entitled to an additional annual stipend of $5,000. For his service as Non-Executive Chairman of the Board during 2012, Mr. O’Donnell’s Board compensation shall consist of $250,000 in cash, payable in accordance with the Company’s normal practices for non-management Board members; $100,000 in the form of RSUs that shall fully vest on December 31, 2012; $50,000 in cash payable upon the hiring of a permanent Chief Executive Officer for the Company; and $50,000 in cash on December 31, 2012, provided that Mr. O’Donnell has updated the other members of the Board at least every other week regarding the operations of the Company.

PROPOSAL 4 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the financial statements of UniTek Holdings, Inc. since 2008. The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Representatives of Ernst & Young LLP are expected to be present or available by teleconference at the Meeting. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP during 2011 and 2010

Ernst & Young LLP was the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2011 and December 31, 2010.

Audit Fees.  Fees for audit services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2011 and 2010 were $1,047,746 and $1,112,919, respectively. These services included (i) the audit of the Company’s annual financial statements, (ii) the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 2, July 2, and October 1, 2011, and April 3, July 3, and October 2, 2010, (iii) consents and comfort letters issued in connection with the merger of UniTek Holdings, Inc. and Berliner and (iv) consents and comfort letters issued in connection with equity offerings and registration statements. Of the audit fees billed for 2010, $139,175 related to fees for consents and comfort letters issued in connection with the merger of UniTek Holdings, Inc. and Berliner and $265,225 related to fees for consents and comfort letters issued in connection with equity offerings and registration statements.

Audit-Related Fees.  Fees for audit-related services that were reasonably related to the performance of the 2011 and 2010 audits or reviews of the Company’s financial statements and are not reported under the preceding paragraph totaled $235,883 and $116,948, respectively. The 2011 fees were primarily for the due diligence procedures and 2010 fees were primarily for due diligence procedures in connection with the merger of UniTek Holdings, Inc. and Berliner.

Tax Fees.  Ernst & Young LLP did not perform any professional services for the Company during 2011 or 2010 relating to tax compliance, tax advice and tax planning.

All Other Fees.  Ernst & Young LLP did not provide other services not included above during 2011 or 2010.

All audit, audit-related and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Non-Audit Services Pre-Approval Policy provides for (i) general pre-approval of certain specified services and (ii) specific pre-approval of all other permitted services, as well as proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Audit Committee has considered whether Ernst & Young LLP’s provision of services other than professional services rendered for the audit and review of the Company’s annual financial statements is compatible with maintaining Ernst & Young LLP’s independence, and has determined that it is so compatible.

Recommendation and Required Vote

The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Ratification requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting.

RELATED PARTY TRANSACTIONS

Monitoring & Oversight Agreement

The Monitoring & Oversight Termination Agreement (the “M&O Termination Agreement”), dated as of November 16, 2010, was entered into by and among the Company, BCI Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Unitek USA, LLC, a Delaware limited liability company, UniTek Holdings, Inc., a Delaware corporation (together with its successors, “Holdings”), UniTek Midco, Inc., a Delaware corporation and UniTek Acquisition, Inc., a Delaware corporation, and HM Capital Partners I, LP, a Delaware limited partnership (together with its successors, “HM LP”).

In conjunction with the September 27, 2007 entry into the First Lien Credit Agreement and the Second Lien Credit Agreement, the Company and HM Capital entered into a Financial Advisory Agreement relating to the provision of certain financial and strategic advisory services and consulting services. Beginning on October 1, 2007, the Company entered into a Monitoring and Oversight Agreement (the “M&O Agreement”) with HM Capital that provides for an annual base fee of either $0.5 million or an annual monitoring fee of 2.0% of the budgeted consolidated annual EBITDA of UniTek Holdings, Inc. and its subsidiaries, whichever is higher. In connection with the Berliner transaction, the Company entered into an Amended and Restated Monitoring and Oversight Agreement with HM Capital. Pursuant to the M&O Agreement, the Company will pay HM Capital an annual fee of $0.7 million for calendar year 2010, $0.7 million for calendar year 2011 and $0.8 million for calendar year 2012 and for each calendar year thereafter. Each annual fee will be payable quarterly; however, no payment is due unless the Company meets a total leverage ratio defined in the M&O Agreement. In the event the ratio is not achieved, the annual fee will accrue until any subsequent quarter in which the covenant level is exceeded at which time all accrued and unpaid payments will become due and payable. For the years ended December 31, 2010 and 2009, the Company incurred $0.6 million and $0.7 million, respectively, in monitoring and oversight fees including expenses. The $0.6 million relating to the year ended December 31, 2010, was paid in April 2011, upon the achievement of the leverage ratio threshold defined in the M&O agreement. Such payment is expected to be made at the end of the first quarter of 2011. Additionally, the M&O Agreement also provides for a financial advisory fee equal to 1.5% of the purchase price for all subsequent transactions plus reimbursable expenses. For the years ended December 31, 2010 and 2009, the Company incurred zero and $0.1 million, respectively, in such fees.

The Company also agreed to indemnify HM LP, its affiliates, and their respective directors, partners, officers, controlling persons, agents and employees, collectively referred to as the Indemnified Persons, from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of the Indemnified Person’s counsel) related to or arising out of (i) actions taken or omitted to be taken by the Company, (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with the Company’s instructions or the Company’s actions or omissions or (iii) HM LP’s engagement that do not result primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Persons.

The M&O Agreement would expire upon the earlier of September 27, 2017 or a buyout of the M&O Agreement. We were obligated to buy out the M&O Agreement upon the first to occur of (1) any sale or distribution by the Company or our subsidiaries to the public of our or their capital stock and, in connection therewith, the capital stock of the Company or our subsidiaries becoming listed on an established stock exchange or a national market system; (2) any consolidation or merger of the Company with or into another entity or other business combination or transfer of securities of the Company by any of its stockholders or a series of transactions in which the stockholders of the Company immediately prior to such transaction own less than 50% of the equity of the Company or HM LLC or any fund or management company affiliated therewith owns less than 25% of the equity of the Company; (3) any sale, license, transfer or disposition of all or substantially all of the assets of the Company; or (4) the Special Committee’s approval of the Company buying out the M&O Agreement.

Robert Sperry is a Partner, Daniel Hopkin is a Principal, and Peter Brodsky and Joseph Colonnetta, our former directors, were Partners of HM LLC, which is an affiliate of HM LP.

In connection with the registered public offering of our Common Stock, which closed on November 16, 2010 (the “Offering”), the parties to the M&O Agreement agreed to terminate the M&O Agreement and pay a termination fee of $4.3 million (payable in cash or stock, as described below) that became payable once the following two conditions are met:

•	The Sector Performance Fund, which is an affiliate of HM LP, sells its entire ownership stake in the Company, and
•	The average price per share of Common Stock realized by the Sector Performance Fund is above its basis, which basis will be calculated as of the closing of the Offering when the Series B Convertible Preferred Stock, par value $0.00002 per share (the “Series B Preferred”), owned by the Sector Performance Fund converts into Common Stock.

If the two conditions above are met and the termination payment becomes payable, we will be entitled to satisfy this obligation in either cash or shares of our Common Stock, at our sole discretion. If payment is made in shares of our Common Stock, the stock price would be calculated using the 20-day trailing average share price as of the date that the two conditions above are met and the termination payment becomes payable. As of the date of this filing, these conditions have not been met.

Nex-Link USA, LLC

The Company’s subsidiary, UniTek USA, LLC (“UniTek USA”), and C. Scott Hisey, the Company’s former Chief Executive Officer, jointly own and operate Nex-Link USA, LLC (“Nex-Link”), a Delaware limited liability company. Nex-Link is a joint venture formed by Mr. Hisey as a disabled veteran-owned business enterprise for the purpose of supporting customers requiring work to be completed by a disabled veteran-owned entity. Mr. Hisey, a registered disabled veteran, owns 51% of the membership units of Nex-Link. UniTek USA owns the remaining 49% of the membership units of Nex-Link. Nex-Link’s assets were valued at approximately $0.2 million and $0.3 million as of December 31, 2011 and 2010, respectively.

Nex-Link generated sales of approximately $0.3 million, $0.7 million and $0.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. Pricing for transactions between Nex-Link and UniTek USA are determined on a basis consistent with that of the Company’s transactions with other third parties. Historically, Nex-Link has distributed 100% of its net income to UniTek USA. Furthermore, UniTek USA is a lender to Nex-Link pursuant to a revolving credit agreement, dated as of July 2, 2008, or the Nex-Link Credit Agreement. Nex-Link’s current principal outstanding under the Nex-Link Credit Agreement is approximately zero. No principal or interest payable under the Nex-Link Credit Agreement was paid in the year ended December 31, 2011. Mr. Hisey is indemnified by Nex-Link for actions he takes as an owner, officer or director of Nex-Link to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements and management’s assessment of internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), including those required to be discussed with the Audit Committee by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by PCAOB Rule 3526, and has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526. In addition, the Audit Committee has considered the effect of the independent registered public accounting firm’s provision of non-audit services on the audit and considers such services compatible with the independent registered public accounting firm’s maintenance of independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee pre-approved all audit and non-audit services provided by the independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During 2011, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K) related to its audit of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Richard Siber (Chair)
Mark S. Dailey
Daniel Hopkin

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

MATTERS RELATED TO RISK

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory and strategic risks. Management reports regularly to the full Board, which also considers the Company’s risk factors. The Board also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In its risk oversight capacity, the Board and the Audit Committee engage in various practices, including, without limitation:

•	review and consideration of reports from and information provided by management to the Board and its committees on topics relating to the risks that the Company faces, including, without limitation, the conditions in markets in which the Company operates or is considering operating, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business;
•	the required approval by the Board or the applicable committee of the Board of significant transactions and other decisions, including, among others, corporate acquisitions and new borrowings;
•	the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees; and
•	review and consideration of reports from and information provided by the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the Company’s compensation practices and the Company’s internal control over financial reporting.

While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Risk Considerations in our Compensation Program

Our Compensation Committee has considered the concept of risk as it relates to our compensation program. While behavior that may result in inappropriate risk taking cannot necessarily be prevented by the structure of compensation practices, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. We believe that because our compensation policies and practices that are applicable to our Named Executive Officers and senior employees incorporate variable compensation elements that focus on our overall financial performance, risky behavior by any of our individual employees is disincentivized. We also have in place various operational controls, such as senior management review of significant contracts, we believe would aid in preventing the implementation of risky business arrangements.

Compensation to our executive officers and senior employees is comprised of both fixed and incentive-based elements. The fixed compensation (i.e., regular salary) provides reliable, foreseeable income that mitigates the focus of our employees on the immediate financial performance of our company or its stock price, encouraging them to make decisions in our best long-term interests. The incentive components are designed to be sensitive to both our short- and long-term performance and stock price. In combination, we believe that our compensation structures do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. Contributing to this belief is the fact that our compensation structure has been structured substantially as it is now for a number of years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

CORPORATE GOVERNANCE

Board Leadership Structure

Peter Giacalone, our former President, also formerly served as Chairman of the Board. Mr. Giacalone resigned from our Board and as President of UniTek effective January 10, 2012. Since January 11, 2012, Michael F. O’Donnell has served as our Non-Executive Chairman.

Virtually all of our directors take active and substantial roles in the activities of our Board at the full Board meetings. The Board believes that this open structure facilitates a sense of responsibility among our directors, and facilitates active and effective oversight by the independent directors of the Company’s operations and strategic initiatives, including the risks that may be attendant thereto. Directors are able to propose items for Board meeting agendas. Additionally, the Board meetings include time for discussion of items not on the formal agenda, and the directors generally meet in executive session after each Board meeting.

Our Board is comprised of nine directors, all of which are non-management directors and eight of which are independent directors. Each of the directors is a sophisticated and seasoned business person experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his field. For additional information about the backgrounds and qualifications of our directors, see “Proposal 1 — Election of Directors.”

Independence of Directors

The Board has conducted a review of the independence of the directors under the standards for independence established by the Nasdaq Stock Market LLC. During this review, the Board considered any transactions and relationships between a director or member of that director’s immediate family and the Company and its subsidiaries and affiliates. The Board also examined any transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are Messrs. Sperry, Dailey, Hopkin, MacDonald, Montelongo, O’Donnell, Siber and Stott.

As to the individuals, it was determined that they did not fail any of the tests set forth in Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. and that none of the aforementioned transactions represented a material relationship.

Code of Ethics for Senior Officers

The Company has a code of conduct for certain identified senior officers and finance department personnel (the “Ethics Code”). The Ethics Code sets forth the Company’s conflict of interest policy and policies for the protection of the Company’s property, business opportunities and proprietary information. The Ethics Code requires prompt disclosure to stockholders of any waiver of the Ethics Code for senior officers made by the Board of Directors or any committee thereof. A copy of the Ethics Code is posted under the “Investor Relations” section of the Company’s website at www.unitekgs.com, and is also available without charge at the written request of any stockholders of the Company. Such requests should be directed to the Corporate Secretary at the address of the Company appearing on the Notice of Annual Meeting that accompanies this proxy statement.

Director Attendance at Annual Meetings

The Company encourages all of the directors to attend the annual meeting of stockholders.

Communications with Stockholders

The Company provides the opportunity for stockholders to communicate with the members of the Board. Communications should be sent to the attention of the Chairperson, Audit Committee, Chairperson, Compensation Committee, or Chairperson, Nominating and Corporate Governance Committee, or to the independent directors as a group to the Independent Directors, each c/o the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

All communications received in accordance with this process will be reviewed by the Company’s management to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Nominations for Directors

Stockholder nominations for election to the Board of Directors should be sent to the attention of the Secretary of the Company at the address appearing on the notice accompanying this proxy statement, describe the nominee’s qualifications and be accompanied by the nominee’s written statement of willingness and affirmative desire to serve representing the interest of all stockholders. Stockholders may also make nominations directly by following the procedure specified in the Company’s Bylaws. Under this procedure, nominations for election to the Board of Directors at the 2013 Annual Meeting of Stockholders must be received by the Company at its principal executive offices between January 23, 2013 and February 22, 2013.

Nominees proposed by stockholders will be considered using the same criteria and in the same manner utilized by the Nominating and Corporate Governance Committee of the Board of Directors in considering all nominees for election to the Board. See “Committees of the Board of Directors — Nominating and Corporate Governance Committee.”

PROPOSALS OF SECURITY HOLDERS

All proposals of any stockholder of the Company that such stockholder wishes to be presented at the 2013 Annual Meeting of Stockholders and included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than December 20, 2012 to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement. A proposal which does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in management’s proxy soliciting material for the 2013 Annual Meeting of Stockholders. Any such proposal must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. The Company may engage a proxy solicitor to distribute the Company’s stockholder materials and solicit proxies, but does not intend to do so. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the shares held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person solicited by this proxy statement, at the written request of any such person, a copy of the Company’s Annual Report on Form 10-K (including the financial statements) as filed with the Securities and Exchange Commission for its most recent fiscal year. Such written requests should be directed to the Corporate Secretary at the address of the Company appearing on the Notice of Annual Meeting that accompanies this proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITEK GLOBAL SERVICES, INC.

May 23, 2012

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430403000000000000 4 052312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS 1, 2 AND 4 AND "1 YEAR" ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of four Class I directors to hold office until 2015.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	1 year	2 years	3 years	ABSTAIN
3. Advisory vote on whether the frequency of future advisory votes on compensation of the Company's named executive officers should be every 1, 2 or 3 years.	☐	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted "FOR" all of the nominees of the Board of Directors in the election of directors, "FOR" the advisory vote to approve the compensation of the Company's named executive officers, "FOR" ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012, and "1 YEAR" on the advisory vote on whether the frequency of future advisory votes on compensation of the Company's named executive officers should be every 1, 2 or 3 years. This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.